                      [C&S BANCORPORATION, INC. LETTERHEAD]





Tattnall Bancshares, Inc.                      The Tattnall Bank
104 Main Street                                104 Main Street
Reidsville, Georgia  30453-9200                Reidsville, Georgia  30453-9200

         Re:      Letter of Intent

Ladies and Gentlemen:

         This letter will confirm our understanding regarding the proposed acquisition by C&S Bancorporation, Inc. ("Purchaser") of certain assets of, and assumption of certain deposit and other liabilities of the Savannah, Georgia branch (the "Branch") of The Tattnall Bank ("Seller"). Upon execution of this letter, Purchaser and Seller will proceed promptly to negotiate a definitive agreement relating to the proposed acquisition (the "Definitive Agreement").

         Based on our preliminary review of the Branch and its business and operations, our understanding of the proposed terms of the acquisition is as follows:

         1. Purchaser, or a wholly-owned subsidiary of Purchaser, will acquire certain of the assets and assume certain deposit and other liabilities of the Branch (the "Acquisition ").

         2. As consideration for the Acquisition, Purchaser shall pay Seller at closing an amount determined as follows:

                  a. $370,000 as a fixed premium for the deposit liabilities of the Branch assumed by Purchaser;

                  b. the face value of the performing loans (the "Loans") of the Branch, including accrued interest, as of the Closing Date; and

                  c. the face amount of the coins and currency of the Branch.

         From this sum shall be subtracted the sum of the deposit and any other liabilities of Seller assumed by Purchaser.

         3. The parties will negotiate in good faith toward execution of the definitive acquisition agreement (the "Definitive Agreement") by October 10, 2001, with the closing anticipated to occur on or before January 2, 2002. The Definitive Agreement will contain terms, representations, warranties, covenants, conditions and indemnifications that are reasonable or customary for similar transactions, including, without limitation, those specified below. This letter is intended to be a guide in drafting the Definitive Agreement and should not be construed to preclude modifications of the terms described above and such other provisions that may be negotiated by the parties.

         4. The closing under the Definitive Agreement will be subject to the following conditions, among others:

                  a. completion by Purchaser (and its representatives) of comprehensive due diligence reviews of the business and operations of the Branch, the results of which are satisfactory to Purchaser;

                  b. receipt of all contractual and regulatory consents and approvals necessary in connection with the Acquisition and the expiration of any waiting periods required by law;

                  c. the absence of any material adverse change in the financial condition, business or prospects of the Branch prior to the closing;

                  d. issuance by the Georgia Department of Banking and Finance of Purchaser's subsidiary, Citizens & Southern Bank, of a Permit to Begin Business;

                  e. the execution of a 12 month lease of the Branch's premises, including furniture, fixtures and equipment, located at 7917 Abercorn Street, Savannah, Georgia at a rent of $15,000 per month;

                  f. the employment by Seller of a branch manager for the Branch satisfactory to Purchaser; and

                  g. that Seller enter into a non-competition and non-solicitation agreement with Purchaser whereby Seller will not open an office in Chatham County, Georgia nor solicit any customer of the Branch for a period of 60 months after the Closing Date; provided, however, the condition shall be waived in the event Seller or its assets are acquired by an entity with existing banking operations in Savannah.

         5. The Definitive Agreement will contain representations and warranties of Seller related to the following matters, among others:

                  a. the organization, power and authority of Seller and its Shareholder;

                  b. the absence of conflicts with respect to the execution, delivery and performance of the Definitive Agreement and any required governmental or material third-party consents;

                  c. the financial statements of Seller and the absence of undisclosed liabilities relating to the Branch;

                  d. Seller's compliance with applicable laws, regulations and permits;

                  e.       the absence of a material adverse change in Seller;

                  f. litigation having a material adverse effect on Seller;

                  g.       Loans transferred to Purchaser;

                  h.       deposit liabilities transferred to Purchaser; and

                  i.       safe deposit business transferred to Purchaser.

         6. Seller shall indemnify, hold harmless and defend Purchaser from and against any breach by Seller of any representation or warranty contained in the Definitive Agreement and any claim or loss arising out of any actions, suits or proceedings commenced prior to the Closing relating to the operations of the Branch.

         7. Following the execution of this letter, Seller will afford to Purchaser (and its representatives) reasonable access to their properties, books and business records in order to permit Purchaser to make such due diligence investigations as it may deem necessary or desirable.

         8. Purchaser will be expending significant time and incurring significant expenses in connection with the proposed Acquisition. Accordingly, Seller agrees that until October 10, 2001, it will negotiate exclusively and in good faith with Purchaser to reach agreement on the Definitive Agreement and to consummate the Acquisition on substantially the terms included in this Letter of Intent. Prior to October 10, 2001, Seller will not directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with, or furnish any information to, any other person or entity concerning a sale or other disposition of the Branch, and Seller will promptly communicate to Purchaser the material substance of any inquiry or proposal concerning any such transaction that may be received.

         9. The Parties will bear their respective costs and expenses incurred by them in connection with the transactions contemplated by this letter, including, without limitation, legal fees and expenses and any brokerage or finders' fees payable pursuant to arrangements or agreements of such party or its affiliates or associates.

         10. It is expressly understood and agreed that this is a letter of intent and that no liability or obligation of any nature whatsoever is intended to be created between the parties to this letter; provided that the parties do intend to be legally bound by the provisions of paragraphs 8, 9, 10 and 11 hereof.

         11. The parties agree that if any term of this letter of intent that is to be enforceable is found to be unenforceable for any reason, there will be substituted in lieu of such unenforceable provision a provision that is as nearly like the unenforceable provision as possible without being unenforceable, and no other provision of this letter of intent will be affected.

         If the foregoing accurately reflects your understanding of the proposed Acquisition, please execute the enclosed copy of this letter in the space provided below and return the executed copy to the undersigned. We look forward to working with you on a successful transaction.

                                         Very truly yours,

                                         C&S BANCORPORATION, INC.


                                         /s/ Brian R. Foster
                                         ---------------------------------
                                         Brian R. Foster, President



Agreed to and accepted this 21st day of September, 2001
:

Tattnall Bancshares, Inc.                The Tattnall Bank


/s/ E. Bert Register, III                /s/ E. Bert Register, III
---------------------------------        --------------------------------
E. Bert Register, III                    E. Bert Register, III
Chief Executive Officer                  Chief Executive Officer